Exhibit 99.3

Q3 2019 Letter to Shareholders

Letter to Shareholders

During and subsequent to the third quarter of 2019, we continued to execute our business plan, and we closed several financings that significantly bolstered our liquidity, paving the way for our next phase of growth. The following are select highlights:

•	We generated $0.23 per share of CAFD, a 5% increase over the same period in 2018;

•	We closed on the acquisition of an approximately 320 MW Distributed Generation portfolio in the United States for ~ $720 million;

•
We executed a 10-year outsourcing Framework Agreement with SMA Solar Technology (“SMA”) to provide operations and maintenance for our North American solar fleet, which is expected to reduce costs by $5 million per annum and mitigate operational risk of the portfolio through performance guarantees;

•	We issued $300 million of equity, priced at $16.77 per share, which represents a 50% premium to the stock price as of the beginning of the year; and

•	We upsized our corporate revolver by $200 million to $800 million and issued $700 million of 10-year senior notes at a coupon of 4.75%, locking in debt service savings of ~$6 million per year.

As a result of these financing initiatives, we currently have $1.2 billion of corporate liquidity. Combined with expected proceeds from our previously announced capital recycling initiative, we believe that we are well-positioned to capitalize on the robust pipeline of acquisition opportunities in North America and Europe that we are actively pursuing.

Operations

Earlier this month, we executed a 10-year Framework Agreement with SMA to provide O&M services, on a full-wrap basis, for our North American solar fleet. Over the next nine months, we expect to enter into project-level long term service agreements (“LTSA”), pending receipt of consents from lenders and tax equity partners, and transition operations to SMA.  The 10-year agreement covers approximately 1 GW (excluding the AltaGas portfolio) of our existing solar capacity and locks in pricing that is approximately $5 million less than our 2018 cost base.  In addition, it will reduce our operating risk with performance guarantees that are consistent with our Long-Term Average Generation (“LTA”). The Framework Agreement provides incentives for SMA to identify opportunities to make accretive investments in our fleet such as repowerings and upgrades of inverters. The Framework Agreement also includes a volume discount, whereby we can add additional assets, such as the AltaGas DG portfolio, and benefit from discounts on pricing provided we meet or exceed certain volume thresholds.

During the third quarter, we also executed LTSAs with Vestas, GE and Siemens Gamesa to replace the legacy O&M operator of our European wind fleet. All of our European wind fleet is now being operated by original equipment manufacturers. The LTSAs have availability guarantees that will incentivize the operators to perform at levels at or above industry standards and will yield approximately $4 million in annual cost savings. With respect to implementation of the LTSAs for our North American wind fleet, we made good progress completing required capex in order to fully transition operations to General Electric (“GE”). We have completed nearly 100% of blade repairs, excluding Clipper turbines that we are repowering, identified in our 2018 inspection program, and we plan to complete the additional blades repairs identified during our 2019 blade inspection program by mid-2020.  We have also completed all required repairs to gear boxes and pitch drives.  Going forward, capex to maintain our fleet of this nature will be GE’s responsibility under the full-wrap LTSAs.

Q3 2019 Letter to Shareholders

During the quarter, we made progress on our wind repowering program. We have received a special use permit to commence the repowering of our 125 MW Cohocton wind farm in New York and expect to receive a similar permit for the 35 MW Steel Winds repowering by the end of this year. We have also received the vast majority of all lease consents from landowners for Cohocton and are currently negotiating lease amendments with the two major landowners for Steel Winds. With regards to interconnection, we received a determination of non-materiality from the New York Independent System Operator (“NYISO”) for both Cohocton and Steel Winds. As a result, we are well underway towards achieving notice to proceed for both of these repowering projects. Over the next few months, we are focused on the following milestones: executing a Framework Agreement with GE that governs the key commercial terms of the turbine supply agreements and tax equity contribution agreements, entering into power purchase agreements or long-term financial hedges and closing construction loan agreements. We remain very excited about these projects, as we believe we will be able to earn returns that exceed our target range with the current regime for renewable energy credits in New York and a hedge or power contract based upon current wholesale market pricing, with no premium for renewable power.  Finally, the repowerings will reduce risk going forward due to replacing obsolete Clipper equipment with GE equipment under the full-wrap LTSA.

Financial Results

In the third quarter of 2019, TerraForm Power delivered Net Loss, Adjusted EBITDA and CAFD of $(62) million, $195 million and $48 million, respectively. This represents an increase in Net Loss of $(43) million, a decrease in Adjusted EBITDA of $2 million and an increase in CAFD of $2 million, compared to the same period in 2018. On a per share basis, CAFD of $0.23 reflects an increase of 5% compared to the same period in 2018, and a net loss per share of ($0.26) compared to ($0.16) in the same period of 2018. Our results were primarily driven by higher SREC solar incentives, O&M cost saving initiatives and higher production at our regulated wind farms in Spain, partially offset by higher management fees, lower market prices in Spain and lower realized prices in Texas.

TerraForm Power’s generation this quarter was approximately 9% lower than our LTA, primarily due to lower availability in North America, in particular at our Central and Texas wind portfolios, and to a lesser extent, lower wind resource in Hawaii where we have higher priced contracts. Availability in our Central and Texas wind portfolios was negatively impacted due to downtime associated with blade repairs and other maintenance activities associated with transitioning operations to GE.  In Texas our average realized price reflected our generation profile which was weighted towards off-peak hours.  During periods of extreme heat, our generation was less than our hedge obligation which required us to cover our position at a loss, and in September we were impacted by negative basis caused by maintenance outages on Energy Transmission Texas’ (“ETT”) transmission system in the Panhandle.  Over the coming two years, we expect market conditions in Texas to moderate as 15,000 MW of renewables, including 5,000 MW of solar, are expected to come online, which should improve reserve margins to more normalized levels.  Furthermore, the maintenance of the ETT transmission system should be completed by the end of 2021.

Q3 2019 Letter to Shareholders

Liquidity Update

In October, we leveraged attractive market conditions to bolster our liquidity and position ourselves for additional growth. Below are the key corporate initiatives that we completed:

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Equity offering:  We closed a $300 million equity offering ($250 million public offering and $50 million concurrent private placement to Brookfield).  We priced the equity offering at $16.77 per share, which represents a 50% premium to the stock price as of the beginning of the year.

•
Senior notes issuance: We closed a $700 million offering of 10-year senior notes.  The notes priced at a coupon of 4.75%.  Net proceeds were used to repay our $300 million notes due 2025 and our $344 million Term Loan B due 2022. The refinancing will lock in debt service savings of ~$6 million per year and extend our maturity profile, such that we have no corporate maturities until 2023.

•
Revolving credit facility: We increased commitments under our corporate revolving credit facility from $600 million to $800 million by adding three additional lenders and extending the maturity date by one year to October 2024.

At the project level, we closed the final tranche of our permanent financing plan for the Saeta acquisition in August, comprised of three wind farms totaling 111 MW. The $131 million senior secured notes have a 13-year term and are priced at a spread of T+175 bps.  Overall, the plan raised $390 million in non-recourse debt, $40 million in excess of our target.

Upon completion of these transactions, our corporate liquidity as of the end of October stands at $1.2 billion, including our $500 million sponsor line with Brookfield.

Growth Initiatives

In September, we closed the acquisition of approximately 320 MW of DG from AltaGas, drawing on a $475 million bridge facility; the facility is a senior secured term loan with a one-year term and an initial spread of L+100 bps. We plan to refinance this loan with a permanent project-level financing in the first half of 2020.  In total, we now own approximately 750 MW of DG in North America.  In light of the growing scale of this portfolio, we are in the process of making DG a stand-alone business within Terraform Power. We believe that this will ensure that we provide the level of focus on this business-line in order to execute our strategy of enhancing the value of our existing assets, and with the support of Brookfield, developing a pipeline of new development projects and driving growth through M&A.

Over the past months, we have been pursuing two investment themes. We believe that there is a consolidation play in the Spanish renewables market as the sector is fragmented with many assets owned by private, under-capitalized developers. In addition, we continue to focus on distributed generation where we see attractive risk-adjusted returns.  In North America we are seeing returns on DG at premium levels to utility solar as a result of the scale of our existing platform and potential for operating synergies.  As a result of our business development initiatives, we have a robust pipeline of opportunities, including  solar acquisitions in Spain totaling nearly 150 MW that would require over $150 million of equity investment in which we are in advanced stages of negotiations.

Q3 2019 Letter to Shareholders

Legal and Regulatory Update

In Spain new elections were held on November 10th. The Spanish Socialist Workers’ Party (“PSOE”) won the largest number of seats in Congress, yet again they were unable to win a majority of seats to form a coalition government. The PSOE will now have to negotiate with the other parties with regards to next steps, and a resolution is not expected before early 2020. We are actively monitoring political developments in Spain, but we continue to believe that the political environment is positive for the regulated rate of return as renewables enjoy broad support across the political spectrum.

Outlook

One factor that has negatively impacted our business in past quarters, including the third quarter of this year, has been below average generation of our North American wind fleet.  The main driver of this generation shortfall has been the performance of our fleet, principally due to underinvestment by our previous sponsor, rather than wind resource.

Historically in the wind industry, there has been greater margin of error in resource reports commissioned pre-commercial operation. However, the LTAs for our North American wind fleet are more reliable as they are based upon resource reports which were commissioned by Brookfield during due diligence prior to its investment in October of 2017.  These resource reports factored in two to four years of historical operational data for the wind portfolio and reflect a 3% haircut from pre-commercial operations resource reports.

2019 North American Wind Resource1

North America Wind	MW (Installed Capacity)	2019
		Q1	Q2	Q3	YTD
Central	706.6	100%	96%	99%	98%
Texas	407.2	103%	96%	108%	102%
Hawaii	81	96%	69%	85%	83%
Northeast	418.7	108%	100%	91%	100%
Total	1,613.5	102%	96%	99%	99%

1 This table represents a measure of the actual wind resource available for energy production for the period of record relative to LTA for installed megawatts for our North American Wind fleet. Our LTA is based on simulations using historical wind data normally from 1997 to 2016 (20 years) and site operational data.  This table does not include any adjustments for operating factors, including, but not limited to, downtime for repairs and curtailment.

Year-to-date, wind resource has been 99% of LTA for our North American wind fleet.  As can be seen in the table, the most significant underperformance has been Hawaii, which was 83% of LTA during this time period.  Excluding Hawaii, year-to-date wind resource for our fleet was 100% of LTA.  Wind resource in Hawaii is more variable than in North America and is impacted by an El Niño-like pattern called the Pacific Decadal Oscillation.  This pattern has historically resulted in weather cycles of approximately 20 years in Hawaii.  We estimate that we are currently around 3-4 years after the low wind extreme portion of the cycle, and resource should begin increasing to levels at or above LTA.

Q3 2019 Letter to Shareholders

Rather than resource, we believe the underperformance of our North American wind fleet is predominately due to a shortfall in production, mainly driven by the under investment by TerraForm’s previous sponsor.  Over the past two years we have invested significant capital to address this issue.  Furthermore, per our Framework Agreement with GE, we are required to remediate certain pre-existing conditions prior to effectiveness of the performance guarantee under the LTSAs. Over the past two quarters, we have accelerated our blade repair and maintenance program in order to take advantage of warm temperatures conducive for maintenance activities as well as seasonally lower wind conditions.  As of October 1, performance guarantees are in effect for all 15 wind farms that have been transferred to GE.  Thus, for these assets, GE has assumed performance risk under the LTSAs with performance guarantees that will be consistent with our LTAs on a wind adjusted basis.  Over the past 9 months we have commissioned independent engineering reports to support financings and planned capital recycling that comprise 56% of our North American wind fleet, including two of our Hawaii projects.  We are pleased to report that our LTAs and the benefit of our performance guarantees have been validated by these reports.

Going forward, our portfolio will continue to benefit from its unique diversity by geography, by technology and by revenue framework with a significant amount of regulated revenues with a high percentage of demand charges that do not vary with production.  In general, our wind and North American solar fleets are now largely insulated from performance risk as a result of the recently negotiated LTSAs, and we have aligned incentives with our outsource providers to find opportunities to invest in our assets that are accretive to value.  Finally, upon completion of our financing program in October, we now have substantial dry powder to invest in organic growth opportunities such as our repowerings and our robust pipeline of acquisition opportunities to further drive growth.

As always, we look forward to updating you on our progress in executing our business plan over the coming quarters.

Sincerely,

John Stinebaugh

Chief Executive Officer

November 11, 2019